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PRICING SUPPLEMENT NO.  53  DATED                             Filed Pursuant to
FEBRUARY 12, 1998, TO PROSPECTUS DATED                        Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                        File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                                CMS ENERGY CORPORATION

          General Term Notes (servicemark of J.W. Korth & Company), Series D
                      Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.


Aggregate Principal Amount:                   $    2,872,000.00
Original Issue Date (Settlement Date)         February 18, 1998
Stated Maturity Date:                         February 15, 2008
Issue Price to Public:                        100.00% of Principal Amount
Interest Rate:                                7.000% Per Annum
Interest Payment Dates:                       March 15 and monthly thereafter
                                              Commencing March 15, 1998
Survivor's Option:                            [ X ] Yes      [   ] No
Optional Redemption:                          [ X ] Yes      [   ] No
Initial Redemption Date:                      February 15, 2000
Redemption Price:                             100%

        Agent                                 Principal Amount of Notes
                                                Solicited by Each Agent

Prudential Securities Incorporated            $   1,093,000.00
First of Michigan Corporation                 $      40,000.00
Roney & Co.                                   $      45,000.00
J.W. Korth & Company                          $   1,694,000.00
        Total                                 $   2,872,000.00

                                                Per Note
                                              Sold by Agents
                                               To Public                   Total

Issue Price:                                  $ 1,000.00       $ 2,872,000.00
Agent's Discount or Commission:               $     7.00       $    20,104.00
Maximum Dealer's Discount or
  Selling Concession:                         $    19.50       $    56,004.00
Proceeds to the Company:                      $   973.50       $ 2,795,892.00


CUSIP Number:   12589QWH5